Exhibit 99

VF Reports Fourth Quarter and Full Year Fiscal 2021 Results; Provides Initial Fiscal 2022 Outlook

  Full year fiscal 2021 revenue from continuing operations decreased 12 percent (down 14 percent in constant dollars) to $9.2 billion; excluding acquisitions, adjusted revenue decreased 13 percent (down 15 percent in constant dollars);
  Full year fiscal 2021 Active segment revenue decreased 15 percent (down 17 percent in constant dollars) including a 15 percent (16 percent in constant dollars) decrease in Vans® brand revenue and a 3 percentage point revenue growth contribution from acquisitions; Outdoor segment revenue decreased 11 percent (down 13 percent in constant dollars) including a 9 percent (11 percent in constant dollars) decrease in The North Face® brand revenue; Work segment revenue increased 7 percent (up 6 percent in constant dollars) including a 9 percent (7 percent in constant dollars) increase in Dickies® brand revenue;
  Full year fiscal 2021 International revenue decreased 7 percent (down 11 percent in constant dollars) including a 1 percentage point revenue growth contribution from acquisitions; Greater China revenue increased 24 percent (up 20 percent in constant dollars);
  Full year fiscal 2021 Direct-to-Consumer revenue decreased 5 percent (down 7 percent in constant dollars) including a 3 percentage point revenue growth contribution from acquisitions; Digital revenue increased 67 percent (up 64 percent in constant dollars) including a 9 percentage point revenue growth contribution from acquisitions;
  Full year fiscal 2021 gross margin from continuing operations decreased 260 basis points to 52.7 percent; on an adjusted basis, gross margin decreased 220 basis points to 53.3 percent, including a 10 basis point positive impact from acquisitions;
  Full year fiscal 2021 operating income from continuing operations was $608 million. Adjusted operating income from continuing operations decreased 45 percent (down 47 percent in constant dollars) to $742 million, including a $34 million contribution from acquisitions;
  Full year fiscal 2021 earnings per share from continuing operations was $0.91. Adjusted earnings per share from continuing operations decreased 51 percent (down 54 percent in constant dollars) to $1.31 including a $0.06 per share contribution from acquisitions;
  Full year fiscal 2021 cash flow provided by operating activities from continuing operations was approximately $1.2 billion; free cash flow from continuing operations was approximately $1.0 billion; In fiscal 2021 the company returned approximately $760 million to shareholders through dividends;
  Full year fiscal 2022 revenue is expected to approximate $11.8 billion, reflecting growth of approximately 28 percent, including an approximate $600 million contribution from the Supreme® brand; and,
  Full year fiscal 2022 adjusted earnings per share is expected to approximate $3.05, including an approximate $0.25 contribution from the Supreme® brand.

DENVER--(BUSINESS WIRE)--May 21, 2021--VF Corporation (NYSE: VFC) today reported financial results for its fourth quarter and full year ended April 3, 2021. All per share amounts are presented on a diluted basis. This release refers to “reported” and “constant dollar” amounts, terms that are described under the heading “Constant Currency - Excluding the Impact of Foreign Currency.” Unless otherwise noted, “reported” and “constant dollar” amounts are the same. This release also refers to “continuing” and “discontinued” operations amounts, which are concepts described under the heading “Discontinued Operations - Occupational Workwear Business.” Unless otherwise noted, results presented are based on continuing operations. This release also refers to “adjusted” amounts, a term that is described under the heading “Adjusted Amounts - Excluding Transaction and Deal Related Expenses and Costs Related to Specified Strategic Business Decisions.” Unless otherwise noted, “reported” and “adjusted” amounts are the same.

“I could not be more pleased with how our organization navigated fiscal 2021," said Steve Rendle, Chairman, President and Chief Executive Officer. "Early in the year we took important actions to protect our people and the enterprise, while maintaining investments to drive our transformation and accelerate organic growth. At the same time, we took bold, forward-looking actions to spark additional growth and value creation. As a result, we are exiting this year in a position of strength with broad based momentum across the portfolio."

Constant Currency - Excluding the Impact of Foreign Currency

This release refers to “reported” amounts in accordance with U.S. generally accepted accounting principles (“GAAP”), which include translation and transactional impacts from foreign currency exchange rates. This release also refers to “constant dollar” amounts, which exclude the impact of translating foreign currencies into U.S. dollars. Reconciliations of GAAP measures to constant currency amounts are presented in the supplemental financial information included with this release, which identifies and quantifies all excluded items, and provides management’s view of why this information is useful to investors.

Discontinued Operations - Occupational Workwear Business

On January 21, 2020, VF announced its decision to explore the divestiture of its Occupational Workwear business. The Occupational Workwear business is comprised primarily of the following brands and businesses: Red Kap®, VF Solutions®, Bulwark®, Workrite®, Walls®, Terra®, Kodiak®, Work Authority® and Horace Small®. The business also includes a license for certain Dickies® occupational workwear products that have historically been sold through the business-to-business channel.

As of March 28, 2020, the Occupational Workwear business met the held-for-sale and discontinued operations accounting criteria, which continued to be met as of April 3, 2021. Accordingly, the company has reported the related held-for-sale assets and liabilities as assets and liabilities of discontinued operations and included the operating results and cash flows of the business in discontinued operations for all periods presented. In late April 2021, VF entered into a definitive agreement to sell its Occupational Workwear business.

Adjusted Amounts - Excluding Transaction and Deal Related Expenses and Costs Related to Specified Strategic Business Decisions

The adjusted amounts in this release exclude transaction and deal related expenses associated primarily with the acquisition and integration of the Supreme® brand. Total transaction and deal related expenses were approximately $12 million in the fourth quarter of fiscal 2021 and $19 million in fiscal 2021.

The adjusted amounts in this release exclude costs related to VF's business model transformation, a transformation initiative for our Asia-Pacific regional operations, certain cost optimization activities and other charges indirectly related to the strategic review of the Occupational Workwear business and costs related to strategic business decisions in South America. Total costs were approximately $38 million in the fourth quarter of fiscal 2021 and $115 million in fiscal 2021. Adjusted amounts for fiscal 2021 also exclude approximately $42 million of noncash non-operating expenses related to the release of certain currency translation amounts associated with the wind down activities in South America.

Combined, the above items negatively impacted earnings per share by $0.11 during the fourth quarter of fiscal 2021 and $0.40 during fiscal 2021. All adjusted amounts referenced herein exclude the effects of these amounts.

Free cash flow represents cash flow from operating activities, less capital expenditures.

Reconciliations of measures calculated in accordance with GAAP to adjusted amounts are presented in the supplemental financial information included with this release, which identifies and quantifies all excluded items, and provides management’s view of why this information is useful to investors.

COVID-19 Outbreak Update

As the global impact of COVID-19 continues, VF remains first and foremost focused on a people-first approach that prioritizes the health and well-being of its employees, customers, trade partners and consumers around the world. To help mitigate the spread of COVID-19 and in response to public health advisories and governmental actions and regulations, VF has modified its business practices, including the temporary closing of offices and retail stores, instituting travel bans and restrictions and implementing health and safety measures including social distancing and quarantines.

The majority of VF's supply chain is currently operational. Suppliers are complying with local public health advisories and governmental restrictions which has resulted in isolated product delays. VF is working with its suppliers to minimize disruption. VF's distribution centers are operational in accordance with local government guidelines while maintaining enhanced health and safety protocols.

In North America, approximately 15 percent of stores were closed at the end of the third quarter. The majority of the closures were Vans® stores, predominantly based in California. In addition, other stores were operating with reduced capacity. Since that time, most stores have re-opened, including all VF-owned stores in California, with less than 5 percent of stores closed at the end of the fourth quarter. Currently less than 5 percent of stores remain closed.

In the EMEA region, approximately 50 percent of stores were closed at the end of the third quarter. Since that time additional stores have been re-closed, with approximately 60 percent of stores closed at the end of the fourth quarter. Some stores in the EMEA region have re-opened since the end of the quarter and currently approximately 20 percent of stores are closed.

Nearly all of VF's owned retail stores in the APAC region, including Mainland China, were open during the quarter and remain open.

VF is continuing to monitor the COVID-19 outbreak globally and will comply with guidance from government entities and public health authorities to prioritize the health and well-being of its employees, customers, trade partners and consumers. As COVID-19 uncertainty continues, VF expects ongoing disruption to its business operations.

Fourth Quarter Fiscal 2021 Income Statement Review

  Revenue increased 23 percent (up 19 percent in constant dollars) to $2.6 billion. Excluding the impact of acquisitions, revenue increased 16 percent (up 12 percent in constant dollars) driven by VF's largest brands, e-commerce growth and an increase in the APAC region, which experienced a significant negative impact from COVID-19 in the prior year period. The fourth quarter of fiscal 2021 also included an extra week when compared to the fiscal 2020 period due to VF's 53-week fiscal 2021.
  Gross margin decreased 100 basis points to 52.1 percent, primarily driven by elevated promotional activity to clear excess inventory and the timing of net foreign currency transaction activity. On an adjusted basis, gross margin decreased 120 basis points, including a 60 basis point positive impact from acquisitions, to 52.7 percent.
  Operating income on a reported basis was $122 million. On an adjusted basis, operating income increased 98 percent to $173 million, including a $34 million contribution from acquisitions. Operating margin on a reported basis increased to 4.7 percent. Adjusted operating margin increased 260 basis points, including a 100 basis point positive impact from acquisitions, to 6.7 percent.
  Earnings per share was $0.16 on a reported basis. On an adjusted basis, earnings per share increased 169 percent (up 150 percent in constant dollars) to $0.27, including a $0.06 contribution from acquisitions.

Full Year Fiscal 2021 Income Statement Review

  Revenue decreased 12 percent (down 14 percent in constant dollars) to $9.2 billion. On an adjusted basis, excluding the impact of acquisitions, revenue decreased 13 percent (down 15 percent in constant dollars), driven by store closures and lower consumer demand as a result of the COVID-19 outbreak and related government actions and regulations. The fourth quarter of fiscal 2021 also included an extra week when compared to the fiscal 2020 period due to VF's 53-week fiscal 2021.
  Gross margin decreased 260 basis points to 52.7 percent, primarily driven by elevated promotional activity to clear excess inventory and the timing of net foreign currency transaction activity, partially offset by favorable mix shift toward higher margin businesses. On an adjusted basis, gross margin decreased 220 basis points, including a 10 basis point positive impact from acquisitions, to 53.3 percent.
  Operating income on a reported basis was $608 million. On an adjusted basis, operating income decreased 45 percent (down 47 percent in constant dollars) to $742 million, including a $34 million contribution from acquisitions. Operating margin on a reported basis decreased 220 basis points to 6.6 percent. Adjusted operating margin decreased 480 basis points, including a 20 basis point positive impact from acquisitions, to 8.0 percent.
  Earnings per share was $0.91 on a reported basis. On an adjusted basis, earnings per share decreased 51 percent (down 54 percent in constant dollars) to $1.31, including a $0.06 contribution from acquisitions.

Balance Sheet Highlights

Inventories were down 18 percent compared with the same period last year. In fiscal 2021, VF returned approximately $760 million of cash to shareholders through dividends. Cash flow provided by operating activities from continuing operations was approximately $1.2 billion in fiscal 2021 and free cash flow from continuing operations was approximately $1.0 billion. VF ended fiscal 2021 with approximately $1.45 billion of cash and short-term investments in addition to more than $2.2 billion remaining under VF's revolving credit facility. As part of the company's liquidity preservation actions during the ongoing COVID-19 outbreak, the company has suspended its share repurchase program and did not repurchase any shares in fiscal 2021. VF has $2.8 billion remaining under its current share repurchase authorization.

Full Year Fiscal 2022 Outlook

VF’s outlook for full year fiscal 2022 is on an adjusted continuing operations basis unless otherwise noted and includes the following:

  Revenue is expected to approximate $11.8 billion, reflecting growth of approximately 28 percent, including an approximate $600 million contribution from the Supreme® brand. By segment, revenue for Outdoor is expected to increase between 23 percent and 25 percent; revenue for Active is expected to increase between 34 percent and 36 percent; and, revenue for Work is expected to increase between 10 percent and 12 percent.
  International revenue is expected to increase between 25 percent and 27 percent. By geographic region, in the EMEA region, revenue is expected to increase between 29 percent and 31 percent. In the Asia Pacific region, revenue is expected to increase between 18 percent and 20 percent. And, in the Americas (non-U.S.) region, revenue is expected to increase between 28 percent and 30 percent.
  Direct-to-consumer revenue is expected to increase between 38 percent and 40 percent, including Digital revenue growth of between 29 percent and 31 percent.
  Adjusted gross margin is expected to exceed 56.0 percent, which represents an estimated increase of more than 270 basis points.
  Adjusted operating margin is expected to approximate 12.8 percent, which represents an estimated increase of approximately 480 basis points.
  Adjusted earnings per share is expected to approximate $3.05, including an approximate $0.25 contribution from the Supreme® brand.
  Adjusted cash flow from operations is expected to exceed $1.0 billion.
  Other full year assumptions include an effective tax rate of approximately 15 percent and capital expenditures of approximately $350 million.

Dividend Declared

VF’s Board of Directors declared a quarterly dividend of $0.49 per share, payable on June 21, 2021, to shareholders of record on June 10, 2021. Subject to approval by its Board of Directors, VF intends to continue to pay its regularly scheduled dividend and is not currently contemplating the suspension of its dividend.

Webcast Information

VF will host its fourth quarter fiscal 2021 conference call beginning at 8:30 a.m. Eastern Time today. The conference call will be broadcast live via the Internet, accessible at ir.vfc.com. For those unable to listen to the live broadcast, an archived version will be available at the same location.

Presentation

A presentation on fourth quarter fiscal 2021 results will be available at ir.vfc.com beginning at approximately 7:30 a.m. Eastern Time today and will be archived at the same location.

About VF

Founded in 1899, VF Corporation is one of the world’s largest apparel, footwear and accessories companies connecting people to the lifestyles, activities and experiences they cherish most through a family of iconic outdoor, active and workwear brands including Vans®, The North Face®, Timberland® and Dickies®. Our purpose is to power movements of sustainable and active lifestyles for the betterment of people and our planet. We connect this purpose with a relentless drive to succeed to create value for all stakeholders and use our company as a force for good. For more information, please visit vfc.com.

Forward-looking Statements

Certain statements included in this release are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting VF and therefore involve several risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” and “may” and other words and terms of similar meaning or use of future dates, however, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements regarding VF’s plans, objectives, projections and expectations relating to VF’s operations or financial performance, and assumptions related thereto are forward-looking statements. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. VF undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Potential risks and uncertainties that could cause the actual results of operations or financial condition of VF to differ materially from those expressed or implied by forward-looking statements include, but are not limited to: risks arising from the widespread outbreak of an illness or any other communicable disease, or any other public health crisis, including the coronavirus (COVID-19) global pandemic; the level of consumer demand for apparel, footwear and accessories; disruption to VF’s distribution system; the financial strength of VF’s customers; fluctuations in the price, availability and quality of raw materials and contracted products; disruption and volatility in the global capital and credit markets; VF’s response to changing fashion trends, evolving consumer preferences and changing patterns of consumer behavior; intense competition from online retailers and other direct-to-consumer business risks; manufacturing and product innovation; increasing pressure on margins; VF’s ability to implement its business strategy; VF’s ability to grow its international, direct-to-consumer and digital businesses; VF's ability to transform its model to be more consumer-minded, retail-centric and hyper-digital; retail industry changes and challenges; VF's ability to create and maintain an agile and efficient operating model and organizational structure; VF’s and its vendors’ ability to maintain the strength and security of information technology systems; the risk that VF’s facilities and systems and those of our third-party service providers may be vulnerable to and unable to anticipate or detect data security breaches and data or financial loss; VF’s ability to properly collect, use, manage and secure business, consumer and employee data and comply with privacy and security regulations; foreign currency fluctuations; stability of VF’s and VF's vendors' manufacturing facilities and VF's ability to establish and maintain effective supply chain capabilities; continued use by VF’s suppliers of ethical business practices; VF’s ability to accurately forecast demand for products; continuity of members of VF’s management; VF's ability to recruit, develop or retain qualified employees; VF’s ability to protect trademarks and other intellectual property rights; possible goodwill and other asset impairment; maintenance by VF’s licensees and distributors of the value of VF’s brands; VF’s ability to execute acquisitions and dispositions and integrate acquisitions, including the recently acquired Supreme® brand; business resiliency in response to natural or man-made economic, political or environmental disruptions; changes in tax laws and liabilities; legal, regulatory, political and economic risks and changes to laws and regulations; adverse or unexpected weather conditions; VF's indebtedness and its ability to obtain financing on favorable terms, if needed, could prevent VF from fulfilling its financial obligations; climate change and increased focus on sustainability issues; and risks associated with the spin-off of our Jeanswear business completed on May 22, 2019, including the risk that VF will not realize all of the expected benefits of the spin-off; the risk that the spin-off will not be tax-free for U.S. federal income tax purposes; and the risk that there will be a loss of synergies from separating the businesses that could negatively impact the balance sheet, profit margins or earnings of VF. More information on potential factors that could affect VF’s financial results is included from time to time in VF’s public reports filed with the SEC, including VF’s Annual Report on Form 10-K, and Quarterly Reports on Form 10-Q, and Forms 8-K filed or furnished with the SEC.

VF CORPORATION Condensed Consolidated Statements of Operations (Unaudited) (In thousands, except per share amounts)

	Three Months Ended March		Twelve Months Ended March
	2021	2020	2021	2020
Net revenues	$2,582,672	$2,102,421	$9,238,830	$10,488,556
Costs and operating expenses
Cost of goods sold	1,236,399	986,266	4,370,780	4,690,520
Selling, general and administrative expenses	1,211,250	1,049,693	4,240,058	4,547,008
Impairment of goodwill and intangible assets	12,530	323,223	20,361	323,223
Total costs and operating expenses	2,460,179	2,359,182	8,631,199	9,560,751
Operating income (loss)	122,493	(256,761)	607,631	927,805
Interest, net	(35,844)	(22,869)	(126,500)	(72,175)
Loss on debt extinguishment	—	(59,772)	—	(59,772)
Other income (expense), net	2,400	(50,289)	(24,659)	(68,650)
Income (loss) from continuing operations before income taxes	89,049	(389,691)	456,472	727,208
Income tax expense	27,306	93,395	101,566	98,062
Income (loss) from continuing operations	61,743	(483,086)	354,906	629,146
Income (loss) from discontinued operations, net of tax	27,777	(690)	52,963	50,303
Net income (loss)	$89,520	$(483,776)	$407,869	$679,449
Earnings (loss) per common share - basic (a)
Continuing operations	$0.16	$(1.23)	$0.91	$1.59
Discontinued operations	0.07	—	0.14	0.13
Total earnings (loss) per common share - basic	$0.23	$(1.24)	$1.05	$1.72
Earnings (loss) per common share - diluted (a)
Continuing operations	$0.16	$(1.22)	$0.91	$1.57
Discontinued operations	0.07	—	0.14	0.13
Total earnings (loss) per common share - diluted	$0.23	$(1.22)	$1.04	$1.70
Weighted average shares outstanding
Basic	390,747	391,227	389,655	395,411
Diluted	393,575	395,248	392,121	399,936
Cash dividends per common share	$0.49	$0.48	$1.94	$1.90

Basis of presentation of condensed consolidated financial statements: VF operates and reports using a 52/53 week fiscal year ending on the Saturday closest to March 31 of each year. For presentation purposes herein, all references to periods ended March 2021 relate to the 14-week and 53-week fiscal periods ended April 3, 2021 and all references to periods ended March 2020 relate to the 13-week and 52-week fiscal periods ended March 28, 2020.

(a) Amounts have been calculated using unrounded numbers.

VF CORPORATION Condensed Consolidated Balance Sheets (Unaudited) (In thousands)

	March	March
	2021	2020
ASSETS
Current assets
Cash and equivalents	$815,750	$1,369,028
Accounts receivable, net	1,298,020	1,308,051
Inventories	1,061,839	1,293,912
Short-term investments	598,806	—
Other current assets	423,877	444,886
Current assets of discontinued operations	587,578	611,139
Total current assets	4,785,870	5,027,016
Property, plant and equipment, net	975,876	954,406
Goodwill and intangible assets, net	5,454,972	3,010,564
Operating lease right-of-use assets	1,474,434	1,273,514
Other assets	1,062,877	867,751
Total assets	$13,754,029	$11,133,251

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Short-term borrowings	$11,061	$1,228,812
Current portion of long-term debt	1,023	1,018
Accounts payable	463,208	407,021
Accrued liabilities	1,609,928	1,260,252
Current liabilities of discontinued operations	125,257	126,781
Total current liabilities	2,210,477	3,023,884
Long-term debt	5,709,149	2,608,269
Operating lease liabilities	1,236,461	1,020,651
Other liabilities	1,541,778	1,123,113
Total liabilities	10,697,865	7,775,917
Stockholders' equity	3,056,164	3,357,334
Total liabilities and stockholders' equity	$13,754,029	$11,133,251

VF CORPORATION Condensed Consolidated Statements of Cash Flows (Unaudited) (In thousands)

	Twelve Months Ended March
	2021	2020
Operating activities
Net income	$407,869	$679,449
Income from discontinued operations, net of tax	52,963	50,303
Income from continuing operations, net of tax	354,906	629,146
Impairment of goodwill and intangible assets	20,361	323,223
Depreciation and amortization	269,081	267,619
Reduction in the carrying amount of right-of-use assets	427,594	392,707
Other adjustments	161,312	(812,249)
Cash provided by operating activities - continuing operations	1,233,254	800,446
Cash provided by operating activities - discontinued operations	79,971	74,081
Cash provided by operating activities	1,313,225	874,527

Investing activities
Business acquisitions, net of cash received	(2,009,151)	—
Purchases of short-term investments	(800,000)	—
Proceeds from maturities of short-term investments	200,000	—
Capital expenditures	(198,658)	(288,189)
Software purchases	(75,542)	(45,647)
Other, net	(8,634)	48,529
Cash used by investing activities - continuing operations	(2,891,985)	(285,307)
Cash used by investing activities - discontinued operations	(3,633)	(16,740)
Cash used by investing activities	(2,895,618)	(302,047)

Financing activities
Net increase from short-term borrowings and long-term debt	1,755,224	996,864
Share repurchases	—	(1,000,007)
Cash dividends paid	(756,784)	(748,663)
Cash received from Kontoor Brands, net of cash transferred of $126.8 million	—	906,148
Proceeds from issuance of Common Stock, net of payments for tax withholdings	54,438	155,390
Cash provided by financing activities	1,052,878	309,732
Effect of foreign currency rate changes on cash, cash equivalents and restricted cash	(30,603)	(27,476)
Net change in cash, cash equivalents and restricted cash	(560,118)	854,736
Cash, cash equivalents and restricted cash – beginning of year	1,411,323	556,587
Cash, cash equivalents and restricted cash – end of period	$851,205	$1,411,323

VF CORPORATION Supplemental Financial Information Reportable Segment Information (Unaudited) (In thousands)

	Three Months Ended March		% Change	% Change Constant Currency (a)	% Change Organic (b)	% Change Constant Currency and Organic (a) (b)
	2021	2020
Segment revenues
Outdoor	$1,060,923	$848,291	25%	20%	25%	20%
Active	1,262,217	1,034,205	22%	19%	8%	5%
Work	259,517	211,593	23%	20%	23%	20%
Other (c)	15	8,332	*	*	*	*
Total segment revenues	$2,582,672	$2,102,421	23%	19%	16%	12%
Segment profit (loss)
Outdoor	$58,681	$(9,018)
Active	180,835	154,581
Work	13,469	(1,746)
Other (c)	3,912	(4,450)
Total segment profit	256,897	139,367
Impairment of goodwill and indefinite-lived intangible assets	(12,400)	(323,223)
Corporate and other expenses	(119,604)	(123,194)
Interest, net	(35,844)	(22,869)
Loss on debt extinguishment	—	(59,772)
Income (loss) from continuing operations before income taxes	$89,049	$(389,691)

(a) Refer to constant currency definition on the following pages.

(b) Excludes acquisition representing the operating results of Supreme for the three months ended March 2021. Refer to Non-GAAP financial information on "Reconciliation of Select GAAP Measures to Non-GAAP Measures - Three and Twelve Months Ended March 2021" page for additional information.

(c) Other is included for purposes of reconciliation of revenues and profit, but it is not considered a reportable segment. Includes results primarily related to the sale of non-VF products.
* Calculation not meaningful

VF CORPORATION Supplemental Financial Information Reportable Segment Information (Unaudited) (In thousands)

	Twelve Months Ended March		% Change	% Change Constant Currency (a)	% Change Adjusted (b)	% Change Constant Currency and Adjusted (a) (b)	% Change Adjusted Organic (b) (c)	% Change Constant Currency and Adjusted Organic (a) (b) (c)
	2021	2020
Segment revenues
Outdoor	$4,127,601	$4,643,956	(11)%	(13)%	(11)%	(13)%	(11)%	(13)%
Active	4,160,856	4,919,427	(15)%	(17)%	(15)%	(17)%	(18)%	(20)%
Work	945,680	886,419	7%	6%	7%	6%	7%	6%
Other (d)	4,693	38,754	*	*	*	*	*	*
Total segment revenues	$9,238,830	$10,488,556	(12)%	(14)%	(12)%	(13)%	(13)%	(15)%
Segment profit (loss)
Outdoor	$342,212	$516,089
Active	648,467	1,136,821
Work	27,141	50,383
Other (d)	(5,410)	(6,485)
Total segment profit	1,012,410	1,696,808
Impairment of goodwill and indefinite-lived intangible assets (e)	(12,400)	(323,223)
Corporate and other expenses	(417,038)	(514,430)
Interest, net	(126,500)	(72,175)
Loss on debt extinguishment	—	(59,772)
Income from continuing operations before income taxes	$456,472	$727,208

(a) Refer to constant currency definition on the following pages.

(b) Excludes the operating results of jeanswear wind down activities in South America after the separation of Kontoor Brands for the twelve months ended March 2020. Refer to Non-GAAP financial information on "Reconciliation of Select GAAP Measures to Non-GAAP Measures - Three and Twelve Months Ended March 2020" page for additional information.

(c) Excludes acquisition representing the operating results of Supreme for the three months ended March 2021. Refer to Non-GAAP financial information on "Reconciliation of Select GAAP Measures to Non-GAAP Measures - Three and Twelve Months Ended March 2021" page for additional information.

(d) Other is included for purposes of reconciliation of revenues and profit, but it is not considered a reportable segment. Includes results primarily related to the sale of non-VF products.
(e) Excludes $8.0 million of impairment charges related to definite-lived intangible assets, which are primarily recorded in the Work segment.
* Calculation not meaningful

VF CORPORATION Supplemental Financial Information Reportable Segment Information – Constant Currency Basis (Unaudited) (In thousands)

	Three Months Ended March 2021
	As Reported	Adjust for Foreign
	under GAAP	Currency Exchange	Constant Currency
Segment revenues
Outdoor	$1,060,923	$(46,364)	$1,014,559
Active	1,262,217	(33,837)	1,228,380
Work	259,517	(5,534)	253,983
Other	15	(4)	11
Total segment revenues	$2,582,672	$(85,739)	$2,496,933
Segment profit (loss)
Outdoor	$58,681	$(4,849)	$53,832
Active	180,835	(4,437)	176,398
Work	13,469	(747)	12,722
Other	3,912	1,143	5,055
Total segment profit	256,897	(8,890)	248,007
Impairment of indefinite-lived intangible assets	(12,400)	—	(12,400)
Corporate and other expenses	(119,604)	470	(119,134)
Interest, net	(35,844)	—	(35,844)
Income from continuing operations before income taxes	$89,049	$(8,420)	$80,629

Constant Currency Financial Information

VF is a global company that reports financial information in U.S. dollars in accordance with GAAP. Foreign currency exchange rate fluctuations affect the amounts reported by VF from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present constant currency financial information, which is a non-GAAP financial measure that excludes the impact of translating foreign currencies into U.S. dollars. We use constant currency information to provide a framework to assess how our business performed excluding the effects of changes in the rates used to calculate foreign currency translation. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.

To calculate foreign currency translation on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

These constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, our operating performance measures calculated in accordance with GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

VF CORPORATION Supplemental Financial Information Reportable Segment Information – Constant Currency Basis (Unaudited) (In thousands)
	Twelve Months Ended March 2021
	As Reported	Adjust for Foreign
	under GAAP	Currency Exchange	Constant Currency
Segment revenues
Outdoor	$4,127,601	$(101,172)	$4,026,429
Active	4,160,856	(61,734)	4,099,122
Work	945,680	(8,701)	936,979
Other	4,693	692	5,385
Total segment revenues	$9,238,830	$(170,915)	$9,067,915
Segment profit (loss)
Outdoor	$342,212	$(17,895)	$324,317
Active	648,467	(11,149)	637,318
Work	27,141	(798)	26,343
Other	(5,410)	(1,914)	(7,324)
Total segment profit	1,012,410	(31,756)	980,654
Impairment of indefinite-lived intangible assets	(12,400)	—	(12,400)
Corporate and other expenses	(417,038)	553	(416,485)
Interest, net	(126,500)	—	(126,500)
Income from continuing operations before income taxes	$456,472	$(31,203)	$425,269
Diluted earnings per share growth	(42)%	(5)%	(47)%

Constant Currency Financial Information

VF is a global company that reports financial information in U.S. dollars in accordance with GAAP. Foreign currency exchange rate fluctuations affect the amounts reported by VF from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present constant currency financial information, which is a non-GAAP financial measure that excludes the impact of translating foreign currencies into U.S. dollars. We use constant currency information to provide a framework to assess how our business performed excluding the effects of changes in the rates used to calculate foreign currency translation. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.

To calculate foreign currency translation on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

These constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, our operating performance measures calculated in accordance with GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

VF CORPORATION

Supplemental Financial Information

Reconciliation of Select GAAP Measures to Non-GAAP Measures - Three and Twelve Months Ended March 2021

(Unaudited)

(In thousands, except per share amounts)

Three Months Ended March 2021	As Reported under GAAP	Transaction and Deal Related Costs (a)	Specified Strategic Business Decisions (b)	Adjusted	Contribution from Acquisition (c)	Adjusted Organic
Revenues	$2,582,672	$—	$—	$2,582,672	$(141,978)	$2,440,694

Gross profit	1,346,273	3,419	12,542	1,362,234	(90,125)	1,272,109
Percent	52.1%			52.7%		52.1%

Operating income	122,493	11,845	38,304	172,642	(34,465)	138,177
Percent	4.7%			6.7%		5.7%

Diluted earnings per share from continuing operations (d)	0.16	0.02	0.09	0.27	(0.06)	0.21

Twelve Months Ended March 2021	As Reported under GAAP	Transaction and Deal Related Costs (a)	Specified Strategic Business Decisions (b)	Adjusted	Contribution from Acquisition (c)	Adjusted Organic
Revenues	$9,238,830	$—	$—	$9,238,830	$(141,978)	$9,096,852

Gross profit	4,868,050	3,829	55,141	4,927,020	(90,125)	4,836,895
Percent	52.7%			53.3%		53.2%

Operating income	607,631	18,977	115,167	741,775	(34,465)	707,310
Percent	6.6%			8.0%		7.8%

Diluted earnings per share from continuing operations (d)	0.91	0.04	0.36	1.31	(0.06)	1.24

(a) Transaction and deal related costs include expenses associated with the acquisition and integration of Supreme Holdings, Inc. ("Supreme") of $11.8 million and $18.4 million for the three and twelve months ended March 2021, respectively. Transaction and deal related costs also include expenses associated with the anticipated sale of the Occupational Workwear business of $0.5 million, that did not meet the criteria for discontinued operations, for the twelve months ended March 2021. The transaction and deal related costs resulted in a net tax benefit of $3.0 million and $4.7 million in the three and twelve months ended March 2021, respectively.

(b) Specified strategic business decisions for the three and twelve months ended March 2021 include costs related to VF's business model transformation of $21.6 million in the three and twelve months ended March 2021, related primarily to asset impairments, restructuring and other costs. Specified strategic business decisions also include costs related to a transformation initiative for our Asia-Pacific regional operations of $3.7 million and $24.0 million in the three and twelve months ended March 2021, respectively. Specified strategic business decisions also include cost optimization activities and other charges indirectly related to the strategic review of the Occupational Workwear business, which totaled $13.0 million and $65.3 million during the three and twelve months ended March 2021, respectively. The costs also include wind down activities in South America after the separation of Kontoor Brands, and costs related to specified strategic business decisions to cease operations in Argentina and planned business model changes in certain other countries in South America, which totaled $4.0 million for the twelve months ended March 2021. The twelve months ended March 2021 also include a $42.4 million noncash charge recorded in the 'Other income (expense), net' line related to the release of certain currency translation amounts associated with the wind down activities in South America. The specified strategic business decisions resulted in a net tax benefit of $2.8 million and $14.5 million in the three and twelve months ended March 2021, respectively.

(c) The contribution from acquisition represents the operating results of Supreme for the three months ended March 2021. The results exclude transaction and deal related costs.

(d) Amounts shown in the table have been calculated using unrounded numbers. The diluted earnings per share impacts were calculated using 393,575,000 and 392,121,000 weighted average common shares for the three and twelve months ended March 2021, respectively.

Non-GAAP Financial Information

The financial information above has been presented on a GAAP basis, on an adjusted basis, which excludes the impact of transaction and deal related costs and activity related to specified strategic business decisions, and on an adjusted organic basis, which excludes the operating results of Supreme (for the three months ended March 2021). Contribution from acquisition also excludes transaction and deal related costs. These adjusted presentations are non-GAAP measures. Management believes these measures provide investors with useful supplemental information regarding VF's underlying business trends and the performance of VF's ongoing operations and are useful for period-over-period comparisons of such operations.

Management uses the above financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. While management believes that these non-GAAP financial measures are useful in evaluating the business, this information should be considered as supplemental in nature and should be viewed in addition to, and not in lieu of or superior to, VF's operating performance measures calculated in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly titled measures presented by other companies.

VF CORPORATION

Supplemental Financial Information

Reconciliation of Select GAAP Measures to Non-GAAP Measures - Three and Twelve Months Ended March 2020

(Unaudited)

(In thousands, except per share amounts)

Three Months Ended March 2020	As Reported under GAAP	Transaction and Deal Related Costs (a)	Relocation and Specified Strategic Business Decisions (b)	Goodwill Impairment Charge (c)	Pension Settlement Charge, Impact of Debt Extinguishment and Impact of Tax Acts (d)	Adjusted
Revenues	$2,102,421	$—	$—	$—	$—	$2,102,421

Gross profit	1,116,155	—	17,375	—	—	1,133,530
Percent	53.1%					53.9%

Operating income (loss)	(256,761)	86	20,608	323,223	—	87,156
Percent	(12.2)%					4.1%

Diluted earnings (loss) per share from continuing operations (e)	(1.22)	—	0.17	0.82	0.33	0.10

Twelve Months Ended March 2020	As Reported under GAAP	Transaction and Deal Related Costs (a)	Relocation and Specified Strategic Business Decisions (b)	Goodwill Impairment Charge (c)	Pension Settlement Charge, Impact of Debt Extinguishment and Impact of Tax Acts (d)	Adjusted
Revenues	$10,488,556	$—	$(14,252)	$—	$—	$10,474,304

Gross profit	5,798,036	(630)	15,593	—	—	5,812,999
Percent	55.3%					55.5%

Operating income	927,805	22,403	71,701	323,223	—	1,345,132
Percent	8.8%					12.8%

Diluted earnings per share from continuing operations (e)	1.57	0.07	0.27	0.81	(0.04)	2.68

(a) Transaction and deal related costs include acquisition, integration and other costs related to the acquisitions of the Icebreaker® and Altra® brands, which totaled $12.8 million for the twelve months ended March 2020. The costs also include separation and related expenses associated with the spin-off of the Jeans business of $9.5 million, that did not meet the criteria for discontinued operations, for the twelve months ended March 2020. The transaction and deal related costs also include separation and related expenses associated with the anticipated sale of the Occupational Workwear business of $0.1 million, that did not meet the criteria for discontinued operations, for the three and twelve months ended March 2020. The transaction and deal related costs resulted in a net tax benefit of $5.8 million in the twelve months ended March 2020. Additionally, the twelve months ended March 2020 include an adjustment to tax expense of $10.2 million associated with the loss on sale for the divestiture of the Reef® brand.

(b) Relocation and specified strategic business decisions include costs associated with the relocation of VF’s global headquarters and certain brands to Denver, Colorado, which totaled $41.5 million for the twelve months ended March 2020. This activity includes a gain of approximately $11 million on the sale of certain office real estate and related assets in connection with the relocation, which was recorded in the three months ended June 2019. The activity also includes the operating results of jeanswear wind down activities in South America post the separation of Kontoor Brands and costs related to specified strategic business decisions to cease operations in Argentina and planned business model changes in certain other countries in South America, which totaled $3.3 million and $12.9 million for the three and twelve months ended March 2020, respectively. The costs also include $17.3 million during the three and twelve months ended March 2020 for cost optimization activity indirectly related to the strategic review of the Occupational Workwear business. The three and twelve months ended March 2020 also included a $48.3 million noncash charge recorded in the 'Other income (expense), net' line related to the release of certain currency translation amounts associated with the wind down activities in South America. The relocation and specified strategic business decisions costs resulted in a net tax expense of $0.2 million and a net tax benefit of $11.1 million for the three and twelve months ended March 2020, respectively.

(c) VF recognized a noncash goodwill impairment charge related to the Timberland reporting unit of $323.2 million during the three and twelve months ended March 2020. The impairment charge resulted in a net tax benefit of $0.3 million for the three and twelve months ended March 2020.

(d) A pension settlement charge of $22.9 million was recorded in the 'Other income (expense), net' line item as a result of actions taken to reduce risk, volatility and the liability associated with VF's U.S. pension plan. The pension settlement charge resulted in a net tax benefit of $5.8 million in the twelve months ended March 2020 and negatively impacted diluted earnings per share by $0.04 in the twelve months ended March 2020.

VF recognized a total impact of debt extinguishment of $68.2 million, $59.8 million of which was recorded in the 'Loss on debt extinguishment' line item and $8.4 million was recorded in the 'Interest, net' line item in the three and twelve months ended March 2020. The $68.2 million was a result of the premiums, amortization and fees associated with cash tender offers for VF's outstanding 2033 and 2037 notes and the full redemption of VF's outstanding 2021 notes. The total impact of debt extinguishment resulted in a net tax benefit of $11.2 million in the three and twelve months ended March 2020 and negatively impacted diluted earnings per share by $0.14 in the three and twelve months ended March 2020.

On May 19, 2019, Switzerland voted to approve the Federal Act on Tax Reform and AHV Financing ("Swiss Tax Act"). The Swiss Tax Act was enacted during the twelve months ended March 2020, the transitional impact of which resulted in a net tax expense of $70.8 million and a net tax benefit of $93.6 million for the three and twelve months ended March 2020, respectively. The Swiss Tax Act negatively impacted diluted earnings per share by $0.18 in the three months ended March 2020 and positively impacted diluted earnings per share by $0.23 in the twelve months ended March 2020.

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act ("U.S. Tax Act"). Transitional impacts were recorded during the three and twelve months ended March 2020, resulting in a net tax expense of $3.3 million. The U.S. Tax Act negatively impacted diluted earnings per share by $0.01 in the three and twelve months ended March 2020.

(e) Amounts shown in the table have been calculated using unrounded numbers. The diluted earnings per share impacts were calculated using 395,248,000 and 399,936,000 weighted average common shares for the three and twelve months ended March 2020, respectively.

Non-GAAP Financial Information

The financial information above has been presented on a GAAP basis and on an adjusted basis, which excludes the impact of transaction and deal related costs, activity related to relocation and specified strategic business decisions, the goodwill impairment charge, the pension settlement charges, the impact of debt extinguishment and the transitional impacts of Tax Acts. The adjusted presentation provides non-GAAP measures. Management believes these measures provide investors with useful supplemental information regarding VF's underlying business trends and the performance of VF's ongoing operations and are useful for period-over-period comparisons of such operations.

Management uses the above financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. While management believes that these non-GAAP financial measures are useful in evaluating the business, this information should be considered as supplemental in nature and should be viewed in addition to, and not in lieu of or superior to, VF's operating performance measures calculated in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly titled measures presented by other companies.

VF CORPORATION Supplemental Financial Information Top 4 Brand Revenue Information (Unaudited)

	Three Months Ended March 2021				Twelve Months Ended March 2021
Top 4 Brand Revenue Growth	Americas	EMEA	APAC	Global	Americas	EMEA	APAC	Global
Vans®
% change	14%	3%	32%	13%	(21)%	(11)%	11%	(15)%
% change constant currency*	13%	(4)%	24%	10%	(21)%	(15)%	8%	(16)%
The North Face®
% change	13%	29%	104%	28%	(20)%	5%	22%	(9)%
% change constant currency*	12%	19%	93%	23%	(20)%	0%	17%	(11)%
Timberland®
% change	21%	11%	65%	25%	(18)%	(18)%	4%	(14)%
% change constant currency*	21%	2%	57%	19%	(18)%	(22)%	0%	(17)%
Dickies®
% change	9%	5%	120%	22%	4%	(2)%	36%	9%
% change constant currency*	9%	(3)%	107%	19%	4%	(6)%	31%	7%
*Refer to constant currency definition on previous pages.

VF CORPORATION Supplemental Financial Information Geographic and Channel Revenue Information (Unaudited)

	Three Months Ended March 2021
	% Change	% Change Constant Currency*	% Change Organic(a)	% Change Constant Currency and Organic*(a)
Geographic Revenue Growth
U.S.	25%	25%	16%	16%
EMEA	11%	2%	8%	(1)%
APAC	71%	62%	58%	49%
Greater China	81%	70%	81%	70%
Americas (non-U.S.)	(15)%	(19)%	(15)%	(19)%
International	21%	13%	16%	8%
Global	23%	19%	16%	12%

	Twelve Months Ended March 2021
	% Change	% Change Constant Currency*	% Change Adjusted(b)	% Change Constant Currency and Adjusted*(b)	% Change Adjusted Organic(a)(b)	% Change Constant Currency and Adjusted Organic*(a)(b)
Geographic Revenue Growth
U.S.	(16)%	(16)%	(16)%	(16)%	(18)%	(18)%
EMEA	(10)%	(15)%	(10)%	(15)%	(11)%	(16)%
APAC	13%	10%	13%	10%	10%	7%
Greater China	24%	20%	24%	20%	24%	20%
Americas (non-U.S.)	(34)%	(34)%	(33)%	(32)%	(33)%	(32)%
International	(7)%	(11)%	(7)%	(11)%	(8)%	(12)%
Global	(12)%	(14)%	(12)%	(13)%	(13)%	(15)%

	Three Months Ended March 2021
	% Change	% Change Constant Currency*	% Change Organic(a)	% Change Constant Currency and Organic*(a)
Channel Revenue Growth
Wholesale (c)	14%	10%	14%	10%
Direct-to-consumer	36%	32%	19%	15%
Digital	106%	99%	65%	58%

	Twelve Months Ended March 2021
	% Change	% Change Constant Currency*	% Change Adjusted(b)	% Change Constant Currency and Adjusted*(b)	% Change Adjusted Organic(a)(b)	% Change Constant Currency and Adjusted Organic*(a)(b)
Channel Revenue Growth
Wholesale (c)	(17)%	(18)%	(16)%	(18)%	(16)%	(18)%
Direct-to-consumer	(5)%	(7)%	(5)%	(7)%	(8)%	(10)%
Digital	67%	64%	67%	64%	58%	55%
	As of March
	2021	2020
DTC Store Count
Total	1,374	1,379

*Refer to constant currency definition on previous pages.

(a) Excludes acquisition representing the operating results of Supreme for the three months ended March 2021. Refer to Non-GAAP financial information on "Reconciliation of Select GAAP Measures to Non-GAAP Measures - Three and Twelve Months Ended March 2021" page for additional information.

(b) Excludes the operating results of jeanswear wind down activities in South America post the separation of Kontoor Brands for the twelve months ended March 2020. Refer to Non-GAAP financial information on "Reconciliation of Select GAAP Measures to Non-GAAP Measures - Three and Twelve Months Ended March 2020" page for additional information.

(c) Royalty revenues are included in the wholesale channel for all periods.

Contacts

VF Corporation
Joe Alkire, 720-778-4051
Vice President, Corporate Development, Investor Relations and Treasury
or
Craig Hodges, 720-778-4116
Vice President, Corporate Affairs